EXHIBIT 4.9
DATED AS OF 23 SEPTEMBER 2005
NCL CORPORATION LTD.
(as indemnifier and credit support user)
DnB NOR BANK ASA
HSBC BANK USA, N.A.
NORDEA BANK NORGE ASA
(as mandated lead arrangers)
THE SEVERAL BANKS
particulars of which are set out in Appendix A
(as issuing banks)
DnB NOR BANK ASA
(as facility agent)

LETTERS OF CREDIT
FACILITY AGREEMENT

STEPHENSON HARWOOD
One St Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: 1253/44-01249

FACILITY AGREEMENT
Dated: September 2005
BETWEEN:
(1)	NCL CORPORATION LTD., a company validly existing under the laws of Bermuda with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (the “Indemnifier”);

(2)	THE SEVERAL BANKS particulars of which are set out in Appendix A (collectively the “Mandated Lead Arrangers” and each individually a “Mandated Lead Arranger”);

(3)	THE SEVERAL BANKS particulars of which are set out in Appendix A (collectively the “Issuers” and each individually an “Issuer”); and

(4)	DnB NOR BANK ASA acting through its office at Stranden 21, NO-0021 Oslo, Norway (the “Agent”).
WHEREAS:
(A)	Pursuant to an agreement dated 2 April 2003 as amended by a letter of assignment dated 26 March 2004 (the “Merchant Services Bankcard Agreement”) between Chase Merchant Services, LLC (“Chase”), JPMorgan Chase Bank and the Indemnifier, the Indemnifier has agreed to procure the issue in favour of Chase of letters of credit in the aggregate maximum amount of one hundred million Dollars (USD100,000,000) to guarantee in part Chase’s risk as a credit card processor to the Indemnifier for the Unfulfilled Ticket Liability (as defined in the Merchant Services Bankcard Agreement).

(B)	At the request of the Indemnifier, the Mandated Lead Arrangers have arranged for the Issuers to issue the Letters of Credit on the terms and conditions set out herein.
IT IS AGREED as follows:
1	Definitions and Interpretation
1.1	Definitions In this Agreement:
1.1.1	“Acceleration Event” means the service by the Agent of notice pursuant to Clause 10.1 following the occurrence of an Event of Default.

1.1.2	“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the Indemnifier and its consolidated Subsidiaries together with the relative directors’ and auditors’ reports.

1.1.3	“Address for Service” means Clifford Chance Secretaries Limited whose registered office is presently at 10 Upper Bank Street, London E14 5JJ or, in relation to any of the Security Parties, such other address in England or Wales as that Security Party may from time to time designate by no fewer than ten (10) days’ written notice to the Agent.

1.1.4	“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.5	“Annex VI” means annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) (as the same may be amended from time to time).

1.1.6	“Approved Stock Exchange” means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent (acting on the instructions of the Issuers).

1.1.7	“Arrasas” means Arrasas Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles.

1.1.8	“Availability Termination Date” means the date falling fourteen (14) days from the date of this Agreement or such later date as the Issuers may in their discretion agree.

1.1.9	“Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York, United States of America; London, England; Oslo, Norway; and any other financial centre which the Agent may consider appropriate for the operation of the provisions of this Agreement.

1.1.10	“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group.

1.1.11	“Certified Copy” means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete, accurate and neither amended nor revoked copy of the original by any of the directors or the secretary or assistant secretary or the chief financial officer for the time being of that company.

1.1.12	“Commitment” means, at any time, the amount certified by the Agent to be the maximum amount of the Issuers’ Obligations at that time, whether actual or contingent, present or future.

1.1.13	“Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to another.

1.1.14	“Communications Address” means 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (fax nos: +1 305 436 4140 and +1 305 436 4117) marked for the attention of Ms Bonnie Biumi and the Legal Department respectively but one (1) copy shall suffice.

1.1.15	“Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

1.1.16	“Compulsory Acquisition” means requisition for title or other compulsory acquisition of the Vessel including its capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency.

1.1.17	“Compulsory Acquisition Compensation” means all compensation or other money which may from time to time be payable to the Owner as a result of the Compulsory Acquisition of the Vessel.

1.1.18	“Consolidated Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with US GAAP, of:
(a)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:
(i)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group;

(ii)	principal of any such Indebtedness for Borrowed Money prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the NCLC Group; and

(iii)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (iii) a “balloon payment” shall not include any scheduled repayment instalment of such Indebtedness for Borrowed Money which forms part of the balloon);
(b)	Consolidated Interest Expense for such period;

(c)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Indemnifier or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period (“Distributions”); and

(d)	all rent under any capital lease obligations by which the Indemnifier or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with US GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Indemnifier and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year.

1.1.19	“Consolidated EBITDA” means, for any relevant period, the aggregate of:
(a)	Consolidated Net Income from the Indemnifier’s operations for such period; and

(b)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period.
1.1.20	“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the NCLC Group for such period.

1.1.21	“Consolidated Net Income” means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with US GAAP.

1.1.22	“Co-ordination Deed” means the deed to be made between, among others, the First Mortgagee as first mortgagee, the Agent as second mortgagee, the Owner and the Indemnifier in respect of the Security Documents.

1.1.23	“Currency of Account” means, in relation to any payment to be made to the Agent under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.24	“Deed of Covenants” means the deed of covenants referred to in Clause 8.1.

1.1.25	“Disclosure Letter” means the letter so designated, given by the Indemnifier and acknowledged by the Agent (acting on the instructions of the Issuers) on the date of this Agreement and containing details of any material litigation, arbitration or administrative proceedings affecting any Security Party which have been instituted and served, or, to the knowledge of the Indemnifier, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars (USD10,000,000) or the equivalent in another currency).

1.1.26	“DnB NOR” means DnB NOR Bank ASA of Stranden 21, NO-0021 Oslo, Norway as an Issuer.

1.1.27	“DnB NOR’s Transferee” means a bank or financial institution approved by the Indemnifier, which approval may be withheld if the bank or financial institution is not acceptable to Chase, and the issuer of a Letter of Credit pursuant to Clause 12.1.

1.1.28	“DOC” means a valid Document of Compliance issued for the Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.29	“Earnings” means, in respect of the Vessel, (whether earned or to be earned) any and all freights, hire, fares and passage monies, proceeds of requisition (other than Compulsory Acquisition Compensation), rebates and commissions, all earnings deriving from contracts of employment, demurrage, charterparties, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of the Vessel, any amounts payable in consideration of the termination or variation of any charterparty or other such contract and any other earnings whatsoever due or to become due to the Owner.

1.1.30	“Earnings Assignment” means the deed of assignment of the Earnings and Compulsory Acquisition Compensation referred to in Clause 8.2.

1.1.31	“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security or payment priority.

1.1.32	“Event of Default” means any of the events set out in Clause 10.2.

1.1.33	“Extension Fee” means an extension fee to be paid by the Indemnifier to the Issuers pursuant to Clause 7.3.

1.1.34	“Facility Period” means the period beginning on the Issue Date and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Issuers under or in connection with the Security Documents.

1.1.35	“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

1.1.36	First Mortgage” means the first priority statutory mortgage over the Vessel dated 16 July 2003 together with the collateral deed of covenants of the same date in favour of the First Mortgagee granted by the Owner in respect of its obligations under the Loan Agreement.

1.1.37	“First Mortgage Documents” means the documents granted or to be granted to the First Mortgagee as security for the obligations of the Owner under the Loan Agreement and including but without limitation the First Mortgage.

1.1.38	“First Mortgagee” means The Hongkong and Shanghai Banking Corporation Limited of Level 30, HSBC Main Building, 1 Queen’s Road

Central, Hong Kong as security agent for (among others) the lenders under the Loan Agreement.

1.1.39	“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts available for drawing under any revolving or other credit facilities of the NCLC Group which remain undrawn and would not, if drawn, be repayable within six (6) months.

1.1.40	“IAPPC” means an international air pollution prevention certificate issued under Annex VI.

1.1.41	“Indebtedness” means all sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Security Parties to the Issuers or the Agent pursuant to the Security Documents, whether actually or contingently, present or future; any damages payable as a result of any breach by a Security Party of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Indemnifier or the Owner under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.42	“Indebtedness for Borrowed Money” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:
(a)	moneys borrowed or raised;

(b)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(c)	the amount of any liability in respect of leases which, in accordance with US GAAP, are capital leases;

(d)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(e)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(f)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (a) to (e) above;
PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:
(i)	loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Issuers;

(ii)	loans and advances made by Star Cruises Limited which are subordinated to the rights of the Issuers; and

(iii)	any liabilities of the Indemnifier or any other member of the NCLC Group to a counterparty under any master agreement relating to interest or currency exchange transactions of a non-speculative nature.
For the avoidance of doubt, the arrangements contemplated by and pursuant to this Agreement shall not fall within this definition of “Indebtedness for Borrowed Money” until Chase presents a draft under the Letters of Credit when the amount of that draft shall fall within this definition until the Issuers have been indemnified in full in respect of that draft.

1.1.43	“Initial Term” means the initial term of the Letters of Credit being the period of three hundred and sixty four (364) days from the Issue Date.

1.1.44	“Insurance Assignment” means the deed of assignment of the Insurances referred to in Clause 8.3.

1.1.45	“Insurances” means all policies and contracts of insurance and entries of the Vessel in a protection and indemnity or war risks association which are effected in respect of the Vessel, its freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all Compulsory Acquisition Compensation.

1.1.46	“Interest” means interest at the rate of the aggregate of the cost to the Issuers of obtaining funds in an amount similar to their respective shares in the amount of the Indebtedness and a margin of two point two five per centum (2.25%) per annum for the first seven (7) Business Days and thereafter the aggregate of the cost to the Issuers of obtaining funds in an amount similar to their respective shares in the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Agent shall determine in its discretion plus a margin of four point two five per centum (4.25%) per annum.

1.1.47	“IOL” means Inter-Ocean Limited of international House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles.

1.1.48	“ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.49	“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation.

1.1.50	“ISSC” means an international ship security certificate issued for a vessel under the ISPS Code.

1.1.51	“Issue Date” means the date on which the Letters of Credit are issued by the Issuers pursuant to Clause 2.

1.1.52	“Issue Request” means a notice complying with Clause 2.2.

1.1.53	“Issuers’ Obligations” means all liabilities and obligations of the Issuers under or pursuant to the Letters of Credit or under or pursuant to any renewal, extension or variation of the Letters of Credit, and all liabilities and obligations undertaken by the Issuers to any of their Subsidiaries, affiliates or correspondents in respect of the Letter of Credits or any renewal, extension or variation of the Letters of Credit.

1.1.54	“law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.55	“Letters of Credit” means:
(a)	any Original Letter of Credit; and

(b)	any letter of credit which is issued in substitution for DnB NOR’s Original Letter of Credit by DnB NOR or DnB NOR’s Transferee.
1.1.56	“Lim Family” means:
(a)	Tan Sri Lim Goh Tong;

(b)	his spouse;

(c)	his direct lineal descendants;

(d)	the personal estate of any of the above persons; and

(e)	any trust created for the benefit of one or more of the above persons and their estates.
1.1.57	“Loan” means the loan of up to two hundred and twenty five million Dollars (USD225,000,000) made to the Owner pursuant to the Loan Agreement or (as the context may require) the amount thereof for the time being advanced and outstanding under the Loan Agreement.

1.1.58	“Loan Agreement” means the agreement dated 9 July 2003 as amended by a first supplement thereto dated 20 April 2004 in respect of the Loan made between, among others, the Owner as borrower and the First Mortgagee as security agent.

1.1.59	“Managers” means NCL (Bahamas) Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, or such other commercial and/or technical managers of the Vessel nominated by the Owner as the Agent may in its discretion approve.

1.1.60	“Material Adverse Effect” means a material adverse effect on (i) the validity or enforceability of any of the Security Documents or the rights or remedies of the Issuers or their Subsidiaries, affiliates or correspondents (as the case may be) thereunder (ii) the ability of any Security Party to perform its obligations under any of the Security Documents or (iii) the business, operations, condition (financial or otherwise) or prospects of the Indemnifier, the Owner or the NCLC Group taken as a whole.

1.1.61	“Mortgage” means the second priority mortgage referred to in Clause 8.1.

1.1.62	“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance, mortgagees’ additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Agent in relation to the Vessel.

1.1.63	“NCL America” means NCL America Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America.

1.1.64	“NCL America Holdings” means NCL America Holdings, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America.

1.1.65	“NCLC Fleet” means the vessels owned by the companies in the NCLC Group.

1.1.66	“NCLC Group” means the Indemnifier and its Subsidiaries.

1.1.67	“NCL International” means NCL International, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda.

1.1.68	“Original Letters of Credit” means the three (3) letters of credit to be issued on the Issue Date by the Issuers in favour of Chase in the form attached to this Agreement as Appendix C each in an amount not exceeding the relevant Proportion of the aggregate of the amounts of the Letters of Credit.

1.1.69	“Owner” means Norwegian Sun Limited of Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

1.1.70	“Permitted Encumbrance” means:
(a)	any Encumbrance created by or pursuant to the Security Documents;

(b)	liens on the Vessel up to an aggregate amount at any time not exceeding ten million Dollars (USD10,000,000) for current crew’s wages and salvage and liens incurred in the ordinary course of trading the Vessel;

(c)	the First Mortgage Documents;

(d)	any deposits or pledges to secure the performance of bids, tenders, bonds or contracts;

(e)	any other Encumbrance notified by any of the Security Parties to the Agent prior to signing of this Agreement and acknowledged by the Agent in writing;

(f)	any Encumbrance in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Borrower or is merged with or into the Borrower or any of its Subsidiaries;

(g)	liens on assets leased, acquired or upgraded after the date of this Agreement or assets newly constructed or converted after the Signing Date provided that:
(i)	such liens secure Financial Indebtedness otherwise permitted under this Agreement;

(ii)	such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion; and

(iii)	the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased;
(h)	statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; and

(i)	liens arising out of the existence of judgments or awards in respect of the Borrower or any of its Subsidiaries provided that the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in paragraphs (g) to (i) above does not exceed ten million Dollars (USD10,000,000).

1.1.71	“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.72	“Proceedings” means any suit, action or proceedings begun by the Issuers or the Agent on their behalf arising out of or in connection with the Security Documents.

1.1.73	“Proportion” means in the case of each Issuer the per centum set out against its name in Appendix A, subject to Clause 12.1.

1.1.74	“Quotation Date” means, in relation to Interest, the day two (2) Business Days (in London) prior to the date of an Issuer’s payment.

1.1.75	“Relevant Currency” means, in respect of all or any part of the Issuers’ Obligations, the currency in which the Issuers make payment of that part of the Issuers’ Obligations.

1.1.76	“Reserve Account Rights Assignment” means the assignment referred to in Clause 8.4.

1.1.77	“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.78	“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.79	“Security Documents” means this Agreement, the Mortgage, the Deed of Covenants, the Earnings Assignment, the Insurance Assignment, the Reserve Account Rights Assignment or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

1.1.80	“Security Parties” means the Indemnifier, the Owner and any other person or company who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.81	“Subsequent Term” means a term of the Letters of Credit other than the Initial Term being the period of three hundred and sixty four (364) days from the end of the Initial Term or any Subsequent Term provided that any such period shall not expire after 2 April 2008.

1.1.82	“Subsidiary” has the meaning defined in the United Kingdom Companies Act 1985, Section 736 as substituted by the United Kingdom Companies Act 1989, Section 144.

1.1.83	“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest, fines, surcharges and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of the Issuers, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.84	“Third Party” means any person or group of persons acting in concert (as the expression “acting in concert” is defined in the United Kingdom’s City Code on Take-overs and Mergers) who or which is not a member of the Lim Family.

1.1.85	“Total Capitalisation” means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with US GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year.

1.1.86	“Total Funded Debt” means, as at any relevant date, Total Net Funded Debt excluding Indebtedness for Borrowed Money related to vessels under construction for a member of the NCLC Group.

1.1.87	“Total Loss” means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation or expropriation of the Vessel, unless the Vessel is released and returned to the possession of the Indemnifier within one (1) month after the capture, seizure, arrest, detention or confiscation or expropriation in question.
1.1.88	“Total Net Funded Debt” means, as at any relevant date:
(a)	Indebtedness for Borrowed Money of the NCLC Group; and

(b)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;
less an amount equal to any Cash Balance as at such date.

1.1.89	“Transaction Documents” means the Security Documents, the Co-ordination Deed and the Merchant Services Bankcard Agreement and any other material document now or hereafter issued in connection with the documents or the transaction referred to in this Agreement.

1.1.90	“US GAAP” means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

1.1.91	“Vessel” means the approximately two thousand (2,000) passenger luxury cruise vessel “NORWEGIAN SUN” currently registered under the flag of the Bahamas in the ownership of the Owner and everything now or in the future belonging to it on board and ashore.
1.2	Interpretation In this Agreement:
1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Appendices are references to recitals and clauses of, and appendices to, this Agreement;

1.2.4	references to this Agreement include the Recitals and the Appendices;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to the Issuers, the Agent and Chase include its respective successors, transferees and assignees; and

1.2.9	references to times of day are to London time unless otherwise stated.
1.3	Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Issuers and/or the Agent and the Indemnifier or their representatives prior to the date of this Agreement.
2	Issue and Cancellation of the Letters of Credit
2.1	Agreement to issue Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, the Issuers agree to issue the Letters of Credit.

2.2	Mechanics Subject to satisfaction by the Indemnifier of the conditions set out in Clause 3.1, the Letters of Credit shall be issued by the Issuers on the same Business Day for the Initial Term, provided that the Indemnifier shall have given to the Agent not more than seven (7) days’ and not fewer than three (3) Business Days’ notice in writing of the required Issue Date materially in the form set out in Appendix B. The Issue Request once given shall be irrevocable and shall constitute a warranty by the Indemnifier that:
2.2.1	all conditions precedent to the issue of the Letters of Credit will have been satisfied on or before the Issue Date requested;

2.2.2	no Event of Default or Potential Event of Default will then have occurred;

2.2.3	no Event of Default or Potential Event of Default will result from the issue of the Letters of Credit; and

2.2.4	there has been no material adverse change in the business, affairs or financial condition of any of the Security Parties from that pertaining at the date of this Agreement.
Subject to Clause 2.4, the Letters of Credit will be automatically renewed for a Subsequent Term at the end of the Initial Term and each Subsequent Term provided that the Letters of Credit shall expire no later than 2 April 2008.

2.3	Availability Termination Date The Issuers shall be under no obligation to issue the Letters of Credit after the Availability Termination Date.

2.4	Cancellation Option Notwithstanding the provisions of Clause 10.1 but subject to Clause 17.3, the Issuers may serve a notice of cancellation of the Letters of Credit on Chase not less than sixty (60) days prior to the expiry of the Initial Term or any Subsequent Term.
3	Conditions Precedent and Subsequent
3.1	Conditions Precedent Subject to Clause 3.4, before the Issuers shall have any obligation to issue the Letters of Credit, the Indemnifier shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:
3.1.1	Evidence of incorporation Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a Certified Copy of all documents establishing or limiting the constitution of each Security Party.

3.1.2	Corporate authorities A Certified Copy of a resolution of the directors of each Security Party (together, where appropriate, with signed waivers of notice of any directors’ meeting) approving, and authorising or ratifying the execution of, those of the Security Documents to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3	Officer’s certificate A certificate signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and shareholders of that Security Party.

3.1.4	Power of attorney The notarially attested power of attorney of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party.

3.1.5	Consents A Certified Copy of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the Security Party in question of its obligations under the Security Documents to which it is a party or if no such consents are required a secretary’s certificate to this effect.

3.1.6	Disclosure Letter The Disclosure Letter.

3.1.7	Merchant Services Bankcard Agreement A Certified Copy of the Merchant Services Bankcard Agreement.

3.1.8	Letters of Credit The form of exhibit C to each of the Letters of Credit duly signed by Chase.

3.1.9	Vessel documents Certified Copies of:
(a)	any charterparty or other contract of employment of the Vessel which will be in force on the Issue Date;

(b)	the management agreement between the Owner and the Managers relating to the Vessel;

(c)	the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(d)	the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(e)	the Vessel’s current SMC;

(f)	the Company’s current DOC;

(g)	the Vessel’s current ISSC; and

(h)	the Vessel’s current IAPPC(s);
in each case together with all addenda, amendments or supplements.

3.1.10	Evidence of ownership Certificate(s) of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) at the Vessel’s existing port of registry confirming that the Vessel is on the Issue Date owned by the Owner and free of registered Encumbrances other than the First Mortgage.

3.1.11	Evidence of insurance Evidence that the Vessel is, or will from the Issue Date be, insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

3.1.12	Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of its type with Det Norske Veritas or such other classification society as may be acceptable to the Agent.

3.1.13	Instruction to classification society A letter of instruction from the Owner to the Vessel’s classification society in the form reasonably required by the Agent, duly acknowledged by the classification society.

3.1.14	Valuation Valuation of the Vessel addressed to the Agent certifying a value for the Vessel, assessed in the manner described in Clause 9.16.

3.1.15	The Security Documents The Security Documents and the Co-ordination Deed together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgage, registered with second priority through the Bahamas Maritime Authority in London.

3.1.16	Issue Request An Issue Request.

3.1.17	Process agent A letter from Clifford Chance Secretaries Limited accepting its appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.1.18	Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of the Vessel and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of the Vessel to any third party.

3.1.19	Legal opinions Confirmation satisfactory to the Agent that all legal opinions required by the Issuers will be given substantially in the form required by the Agent.

3.1.20	Evidence of cancellation of existing letters of credit Evidence satisfactory to the Agent of the cancellation of the two (2) letters of credit issued or originally issued on 25 September 2003 in favour of Chase by The Hongkong and Shanghai Banking Corporation Limited and DnB NOR Bank ASA in the amounts of eighty million Dollars (USD80,000,000) and twenty million Dollars (USD20,000,000) respectively to guarantee in part Chase’s risk as a credit card processor to the Indemnifier for the Unfulfilled Ticket Liability.
3.2	Conditions Subsequent The Indemnifier undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Issue Date, the following additional documents and evidence:
3.2.1	Evidence of registration Evidence of permanent registration of the Vessel and the Mortgage (with second priority) with the Registrar of Ships (or equivalent official) at the Vessel’s port of registry.

3.2.2	Letters of undertaking Letters of undertaking as required by the Security Documents in form and substance acceptable to the Agent.

3.2.3	Legal opinions Such legal opinions as the Agent shall require.

3.2.4	Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies in Bermuda.
3.3	No waiver If the Issuers in their sole discretion agree to issue the Letters of Credit before all of the documents and evidence required by Clause 3.1 or Clause 3.4 have been delivered to or to the order of the Agent, the Indemnifier undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and the issue of the Letters of Credit shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clause 3.1 or Clause 3.4.

3.4	Form and content All documents and evidence delivered to the Agent pursuant to this Clause shall:
3.4.1	be in form and substance acceptable to the Agent;

3.4.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent;

3.4.3	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.
3.5	Event of Default The Issuers shall be under no obligation to issue the Letters of Credit nor to act on any Issue Request if, at the date of the Issue Request or at the date on which the issue of the Letters of Credit is requested in the Issue Request, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the issue of the Letters of Credit.
4	Representations and Warranties
The Indemnifier represents and warrants to the Issuers as follows at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the Issue Date and sixty (60) days prior to the expiry of the Initial Term and any Subsequent Term as follows:
4.1	Status Each Security Party is a corporation duly organised, constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

4.2	Powers and authority Each of the Security Parties has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

4.3	Legal validity This Agreement constitutes legal, valid and binding obligations of the Indemnifier enforceable in accordance with its terms and in entering into this Agreement, the Indemnifier is acting on its own account. Each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Security Party expressed to be a party thereto enforceable in accordance with their respective terms.

4.4	Non-conflict with laws The entry into and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:
4.4.1	any law or regulation or any official or judicial order; or

4.4.2	the constitutional documents of any Security Party; or

4.4.3	any agreement or document to which any Security Party is a party or which is binding upon such Security Party or any of its assets, nor result in the creation or imposition of any Encumbrance on a Security Party or its assets pursuant to the provisions of any such agreement or document.

4.5	No default No event has occurred which constitutes a default under or in respect of any Transaction Document to which any Security Party is a party or by which any Security Party may be bound (including (inter alia) this Agreement) and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such Transaction Document and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Security Party is a party or by which any Security Party may be bound to an extent or in a manner which might have a material adverse effect on its business, assets or financial condition and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such agreement or document.

4.6	Consents Except for the filing of those Security Documents which require registration in the Companies Registries in England and Wales, the United States of America and/or Bermuda, which filing must be completed within twenty one (21) days of the execution of the relevant Security Document(s) in the case of England and Wales, and for the registration of the Mortgage through the Bahamas Maritime Authority, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

4.7	Accuracy of information All information furnished by any Security Party relating to the business and affairs of any Security Party in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

4.8	Full disclosure Each Security Party has fully disclosed in writing to the Agent all facts relating to each Security Party which it knows or should reasonably know and which might reasonably be expected to influence the Issuers in deciding whether or not to enter into this Agreement.

4.9	No Encumbrances None of the assets or rights of any Security Party is subject to any Encumbrance except Permitted Encumbrances.

4.10	Pari passu or priority status The claims of the Agent and the Issuers against the Indemnifier under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Indemnifier (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Indemnifier who is also a Security Party.

4.11	Solvency The Indemnifier is and shall remain, after the Issue Date, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the United Kingdom’s Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

4.12	Winding-up, etc. Neither the Indemnifier nor any other Security Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have either sought any other relief under any applicable insolvency or bankruptcy law.

4.13	Accounts The consolidated audited accounts of the NCLC Group for the period ending on 31 December of each financial year during the period of this Agreement (which accounts will be prepared in accordance with US GAAP) will fairly represent the financial condition of the NCLC Group as shown in such audited accounts.

4.14	Litigation Save as disclosed in the Disclosure Letter, no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a Material Adverse Effect. For the avoidance of doubt, the disclosure of any such litigation, arbitration or administrative proceedings after the date of this Agreement shall not be deemed to be a fact and circumstance subsisting at any time that this representation is deemed to be repeated pursuant to this Clause 4.

4.15	Tax liabilities The NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition.

4.16	Ownership of assets Each member of the NCLC Group has good and marketable title to all its assets which is reflected in the audited accounts referred to in Clause 4.13.

4.17	No immunity None of the Security Parties nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

4.18	Taxes on payments As at the date of this Agreement all amounts payable by the Indemnifier hereunder may be made free and clear of and without deduction for or on account of any Taxation.

4.19	Place of business None of the Security Parties has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

4.20	Ownership of shares All the authorised and issued shares in the Owner and the Managers are legally and beneficially owned by NCL International, all the authorised and issued shares in NCL International are legally and beneficially owned by Arrasas and all the authorised and issued shares in Arrasas are legally and beneficially owned by the Indemnifier and such structure shall remain so throughout the Facility Period. Further, no Event of Default has occurred under Clause 10.2.16 in respect of the ownership and/or control of the shares in the Indemnifier.

4.21	Completeness of documents The copies of the Transaction Documents and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

4.22	No undisclosed commissions There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Security Party, their shareholders or directors in connection with the transaction as a whole other than as disclosed to the Agent in writing.

4.23	Environment Each of the Security Parties:
4.23.1	is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:
(a)	emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”); or

(b)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern,
(such laws, regulations, conventions and agreements the “Environmental Laws”);

4.23.2	has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws (“Environmental Approvals”) and are in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted; and

4.23.3	has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:
(a)	the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

(b)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”); and
there are no circumstances that may prevent or interfere with such full compliance in the future.
There is no Environmental Claim pending or threatened against any of the Security Parties.
There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Security Parties.
5	Counter-Indemnity
In consideration of the Issuers agreeing to issue the Letters of Credit, the Indemnifier unconditionally and irrevocably agrees:
5.1	Indemnity until the date falling three (3) months after the last day of the Initial Term or any Subsequent Term, as a continuing security, to keep the Issuers and the Agent indemnified in the Relevant Currency against all demands, claims, payments, costs, liabilities, damages, losses, proceedings and expenses incurred or suffered by the Issuers or the Agent directly or indirectly by reason of or in connection with the Issuers’ Obligations PROVIDED THAT the aggregate amount which the Indemnifier is liable to pay to the Issuers and/or the Agent under this Clause 5.1 in respect of such demands, claims, payments, costs, liabilities, damages, losses, proceedings and expenses, over and above any amount in respect of the Issuers’ Obligations plus Interest thereon, shall not exceed twenty five million Dollars (USD25,000,000) in the absence of any fraud committed by the Indemnifier or its gross negligence or wilful misconduct in connection howsoever with the Issuers’ Obligations;

5.2	Evidence of termination/reduction to supply the Agent promptly with such evidence as the Agent may reasonably require of the termination or reduction of the Issuers’ liability under the Issuers’ Obligations;

5.3	Payments and Interest unless otherwise provided in this Agreement to pay to the Agent within seven (7) Business Days of demand from time to time all amounts payable by the Indemnifier under Clause 5.1 or Clause 6.4 with Interest on each of those amounts from the date of the Issuers’ or the Agent’s payment in the case of Clause 5.1 or demand in the case of Clause 6.4 until the date of the Indemnifier’s payment to the Agent (for itself or for the Issuers), before or after any relevant judgment it being understood by the Indemnifier that all amounts payable by the Indemnifier under Clause 5.1 and Clause 6.4 are due from the date of the Issuers’ or the Agent’s (as the case may be) payment or demand (as the case may be); and

5.4	Computations Interest, commitment commission and any other payments under this Agreement of an annual nature shall accrue from day to day and be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed.
6	Authority to Pay
6.1	Direction to pay The Indemnifier irrevocably directs the Issuers to make such payments and comply with such demands or claims made on the Issuers in writing in respect of or purporting to be in respect of the Issuers’ Obligations as the Issuers in their absolute discretion think fit without any reference to or further authority or direction from the Indemnifier, or any necessity to obtain the Indemnifier’s confirmation or verification, and notwithstanding that the Indemnifier may have disputed the Issuers’ liability to pay or comply or that all or any part of the Issuers’ Obligations may not legally exist or be legally binding on the Issuers. The Indemnifier agrees that the Issuers may treat the Issuers’ Obligations as payable on first demand and that any such payment or compliance or purported compliance by the Issuers shall as between the Issuers and the Indemnifier be conclusive evidence that the Issuers were liable to make the payment or comply with the demand or claim.

6.2	Underlying transaction The Indemnifier agrees that the Issuers shall be concerned only with the demand or claim made on them and, where a demand or claim must be accompanied by any other document, with any such document, in each case as presented to the Issuers, and not with any transaction to which the demand, claim or document relates, or as to whether the payment demanded or the claim made was in fact due.

6.3	Propriety of demand Each of the Agent and the Issuers shall be entitled to rely without further enquiry on any written demand, claim, document or communication believed by it to be genuine and correct and to have been signed or otherwise executed or made by the proper person. In particular, but without limitation, neither the Agent nor the Issuers shall be obliged to investigate the propriety of any such written demand, claim, document or communication or the authority or identity of the person producing, claiming, signing or making such written demand, claim, document or communication.

6.4	Funding and cash cover The Indemnifier undertakes at any time after the occurrence and during the continuation of an Event of Default to pay to the Issuers or to their order on demand the amount specified in that demand (in the currency so specified):
6.4.1	to give the Issuers cash cover for all or (if the Issuers so specify) part of the amount of the Issuers’ Obligations; and/or

6.4.2	to put the Issuers in funds to make a payment which the Issuers are authorised by this Agreement to make in connection with the Issuers’ Obligations, whether actual or contingent.

6.5	Security over funding/cash cover The Indemnifier undertakes, at its own expense, to execute such documents as the Agent may require in order to create or perfect in the Issuers’ or the Agent’s favour a restriction on withdrawal or repayment of any amount paid by the Indemnifier under Clause 6.4 and/or a security in or over such amount, in each case to secure or support the Indemnifier’s liabilities to the Issuers under this Agreement.

6.6	Currency An Issuer may, if called on to make a payment or to comply with a demand or claim in connection with the Issuers’ Obligations, purchase in accordance with its usual practice the amount of the Relevant Currency necessary to make that payment or to comply with that demand or claim (unless the Issuer has already been put in funds by the Indemnifier pursuant to Clause 6.4).

6.7	Issuers’ Obligations reducing The Issuers’ Obligations shall be reduced by the amount of each drawing made by Chase under the Letters of Credit and the aggregate of such drawings shall not exceed the maximum amount of the Letters of Credit.
7	Fees and Commissions
7.1	Participation Fee The Indemnifier shall pay to the Issuers pro rata on the date of this Agreement a participation fee of two hundred thousand Dollars (USD200,000).

7.2	Letter of Credit Commission The Indemnifier shall pay to the Issuers pro rata a letter of credit commission at the rate of one per centum (1.0%) per annum on the maximum amount of the Commitment from time to time except that the rate shall be reduced to nought point two per centum (0.2%) per annum on any amount of the Commitment from time to time covered by cash pursuant to Clause 6.4 and/or Clause 9.17.1.

The letter of credit commission will accrue from the Issue Date from day to day and shall be paid quarterly in arrears with a first payment on the date which is three (3) months after the Issue Date and a final pro rata payment on the last day of the Facility Period.

7.3	Issuers’ Extension Fee On each occasion that the Issuers agree with the Indemnifier not to exercise their right of cancellation of the Letters of Credit under Clause 2.4, the Indemnifier shall pay an Extension Fee to the Issuers in the amount of nought point one per centum (0.1%) on the maximum amount of the Commitment at that time. Such extension fee shall be paid on or before the sixtieth (60th) day prior to the date falling three hundred and sixty four (364) days from the Issue Date or to the last day of the relevant subsequent period of three hundred and sixty four (364) days (as the case may be).

7.4	Renegotiation of fees and letter of credit commission On the occurrence of an Event of Default the Issuers and the Indemnifier shall renegotiate the fees and letter of credit commission payable under this Clause 7 with effect from the date of the occurrence of the Event of Default.
8	Security Documents
As security for the repayment of the Indebtedness, the Indemnifier shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the Issue

Date, the following Security Documents in such forms and containing such terms and conditions as the Agent shall require:
8.1	the Mortgage a second priority statutory mortgage over the Vessel together with a collateral deed of covenants;

8.2	the Earnings Assignment a second priority deed of assignment of the Earnings and Compulsory Acquisition Compensation;

8.3	the Insurance Assignment a second priority deed of assignment of the Insurances; and

8.4	the Reserve Account Rights Assignment a second priority assignment in respect of the reserve account in the possession of Chase.
The occurrence of an Event of Default shall entitle the Agent to request the Indemnifier to execute and deliver to the Agent or cause to be executed and delivered to the Agent such further Security Documents as the Agent may require in its sole discretion.
9	Covenants
9.1	Duration The undertakings in this Clause 9 shall remain in full force and effect until the Indemnifier has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

9.2	Information The Indemnifier will provide to the Agent (or will procure the provision of):
9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2005);

9.2.2	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 30 June 2005);

9.2.3	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the financial year ending 31 December 2005, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group;

9.2.4	as soon as practicable (and in any event not later than 31 January of each financial year):
(a)	a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year;

(b)	updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group);

(c)	an outline of the assumptions supporting the budget and financial projections referred to in paragraphs (a) and (b) of this Clause 9.2.4;
9.2.5	within thirty (30) days of the end of each period of twelve (12) months referred to in the penultimate sentence of Clause 9.16.1 and at such other times as the Agent may from time to time reasonably require, a valuation of the Vessel obtained in accordance with the provisions of Clause 9.16;

9.2.6	as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the NCLC Group’s chief financial officer in the form of Appendix D (commencing with the second quarter of the financial year ending 31 December 2005) and such other information as the Agent may request;

9.2.7	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

9.2.8	details of any material litigation, arbitration or administrative proceedings which affect any Security Party as soon as the same are instituted and served, or, to the knowledge of the Indemnifier, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars (USD10,000,000) or the equivalent in another currency).

All accounts required under this Clause 9.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company.
9.3	Dividends
9.3.1	During any financial year of the Indemnifier until the date on which the Indemnifier becomes a listed company on an Approved Stock Exchange (on which date the restriction contained in this Clause 9.3.1 shall cease to apply), the Indemnifier shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person which during any financial year of the Indemnifier in aggregate exceeds fifty per cent (50%) of the Consolidated Net Income (if positive) of the NCLC Group for such financial year PROVIDED HOWEVER THAT (whether before or after the Indemnifier becomes a listed company on an Approved Stock Exchange) the NCLC Group shall not be entitled to pay any dividend or make any distribution in respect of any of its share capital if an Event of Default has occurred and is continuing or would occur as a result of the payment of such dividend or the making of such distribution and shall provide the Agent with a certificate signed by the chief financial officer of the NCLC Group confirming that no Event of Default has occurred and is continuing or would occur as a result of the payment of a dividend or the making of a distribution before such dividend is paid or distribution is made.

9.3.2	Subject to Clause 9.3.1, the Indemnifier will procure that any dividends or other distributions and interest paid or payable in connection therewith received by NCL International, NCL America Holdings and/or Arrasas will be paid to the Indemnifier by way of dividend promptly on receipt.
9.4	Notification of default The Indemnifier will notify the Agent of any Event of Default or Potential Event of Default forthwith upon any Security Party becoming aware of the occurrence thereof. Upon the Agent’s request from time to time the Indemnifier will issue a certificate stating whether any Security Party is aware of the occurrence of any Event of Default or Potential Event of Default.

9.5	Consents and registrations The Indemnifier will procure that (and will promptly furnish Certified Copies to the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Security Party to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Issue Date the Indemnifier will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

9.6	Negative pledge The Indemnifier will not create or permit to subsist any Encumbrance on the whole or any part of its or the Owner’ present or future assets, except for Permitted Encumbrances.

9.7	Disposals Except with the prior consent of all the Issuers, the Indemnifier shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:
9.7.1	disposals made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

9.7.2	disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

9.7.3	disposals of assets in exchange for other assets comparable or superior as to type and value; and

9.7.4	a vessel or any other asset owned by any member of the NCLC Group (other than the Owner) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel or other asset.
9.8	Purchases Except with the prior consent of all the Issuers, the Indemnifier shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not purchase any asset:
9.8.1	other than on arm’s length terms;

9.8.2	which is not for its use in its ordinary course of business; or

9.8.3	the cost of which is more than its fair market value at the date of acquisition.
9.9	Change of name or business Except with the prior consent of all the Issuers, the Indemnifier shall not change its name or make or threaten to make any substantial change in its business as presently conducted or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Issuers, the Indemnifier’s ability to perform its obligations hereunder and shall not form any further subsidiaries and the Indemnifier will procure that the other Security Parties continue, throughout the Facility Period, to perform their current business activities PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Indemnifier) shall not constitute a substantial change in its business.

9.10	Mergers Except with the prior consent of all the Issuers, the Indemnifier will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity and will procure that no company in the NCLC Group (other than NCL International or NCL America Holdings) shall do so.

However, the prior consent of the Issuers shall not be required in respect of any reorganisation or restructure involving wholly owned (whether directly or indirectly) Subsidiaries of the Indemnifier only which does not imperil the security created by any of the Security Documents or affect the ability of any Security Party duly to perform any of its obligations under any Security Document to which it may be a party at any time, PROVIDED THAT the Indemnifier has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure and provides evidence satisfactory to the Agent that the Indemnifier will be in compliance with the financial undertakings contained in Clause 9.24 after any such reorganisation or restructure SUBJECT TO:
9.10.1	Clause 4.20; and

9.10.2	the cash flows from which the Indebtedness will be repaid remaining comparable as to amount (relative to the amount of the Indebtedness) and accessibility for the Indemnifier to the cash flows as at the date of this Agreement, in the sole discretion of the Issuers.
For the avoidance of doubt, if the Agent are satisfied the Indemnifier will be in compliance with the financial undertakings contained in Clause 9.24 after the acquisition by a member of the NCLC Group of any shares in any company or corporation, such acquisition shall not in itself constitute a merger or consolidation with such company or corporation requiring the consent of the Issuers under this Clause 9.10.

9.11	Maintenance of status and franchises The Indemnifier will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

9.12	Financial records The Indemnifier will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Indemnifier in accordance with US GAAP.

9.13	Subordination of indebtedness The Indemnifier shall procure that any and all indebtedness (and in particular with any other Security Party) is at all times fully subordinated to the Security Documents and the obligations of the Indemnifier hereunder. Upon the occurrence of an Event of Default or a Potential Event of Default, the Indemnifier shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness until the Indebtedness has been repaid in full.

9.14	Guarantees Save as contemplated by this Agreement, the Indemnifier will procure that none of the owners of mortgaged vessels in the NCLC Fleet will issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation, otherwise than in the ordinary course of its business as owner of its vessel.

Subject to the above provision of this Clause, the Indemnifier will not, and will procure that no member of the NCLC Group will, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation without first notifying the Agent with full details of the amount(s) and the period(s) of the guarantee(s) or indemnity(ies), if such is or are in excess of (in aggregate (if applicable)) the amount of twenty million Dollars (USD20,000,000).

9.15	Further assurance The Indemnifier will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or securing to the Agent and/or the Issuers the full benefit of the rights, powers and remedies conferred upon the Agent and/or the Issuers in any such Transaction Document.

9.16	Valuation of the Vessel
9.16.1	The Vessel shall for the purposes of this Clause 9.16 be valued by two (2) independent firms of shipbrokers or shipvaluers nominated by the Indemnifier and approved by the Agent (acting on the instructions of the Issuers) or failing such nomination and approval, appointed by the Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel). The first such set of valuations shall be that obtained as at 30 June 2005 and thereafter a set shall be obtained every six (6) months and at such other times as the Agent may from time to time reasonably require. The average of the set of valuations shall constitute the value of the Vessel for the purposes of this Clause 9.16. The cost of two (2) sets of such valuations per calendar year shall be for the Indemnifier.

9.16.2	The Indemnifier shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 9.16 a copy thereof is sent directly to the Agent for review.
9.17	Additional security If and so often as the value of the Vessel, determined as more particularly described in Clause 9.16, plus the value (determined by the Agent in its discretion) of any additional security for the time being provided to the Issuers pursuant to this Clause 9.17, shall be less than one hundred per centum (100%) of the aggregate of the amounts of the Commitment and the Loan, the Indemnifier will, within thirty (30) days of the request of the Agent to do so, at the Indemnifier’s option:
9.17.1	pay to the Agent or to its nominee a cash deposit in the amount of the shortfall between the aggregate of the value of the Vessel and any additional security and one hundred per centum (100%) of the aggregate of the amounts of the Commitment and the Loan to be secured in favour of the Issuers and/or the Agent as additional security for the payment of the Indebtedness; or

9.17.2	give to the Agent on behalf of the Issuers such other additional second mortgage vessel security in amount and form acceptable to the Issuers in their discretion such that the value of the Vessel, determined as more particularly described in Clause 9.16, plus the value (determined by the Agent in its discretion) of such additional second mortgage vessel security shall be no less than one hundred and forty per centum (140%) of the aggregate of the amounts of the Commitment and the Loan.
9.18	Evidence of goodstanding The Indemnifier will from time to time within ten (10) days of receipt of a request from the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any of the Security Parties remain in good standing.

9.19	Pari passu obligations The Indemnifier will ensure that, throughout the Facility Period, the obligations of the Security Parties under or pursuant to the Security Documents rank at least pari passu with all other existing or future unsecured indebtedness, obligations or liabilities of the Security Parties, other than any mandatorily preferred by law.

9.20	Notification of Event of Default The Indemnifier will immediately notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default.

9.21	Financial year end The Indemnifier shall not change its financial year end.

9.22	Maintenance and insurance The Indemnifier will keep, and will procure that each member of the NCLC Group keeps, all of its real property and assets properly maintained and in existence and will comprehensively insure, and will procure that each member of the NCLC Group comprehensively insures, for its full reinstatement cost all of its property which is of an insurable nature in such name as the Agent shall in writing approve and on such terms, for such amounts and of such types as would be effected by prudent companies carrying on business similar to the Indemnifier or its Subsidiary (as the case may be). In particular but without limitation, the Indemnifier shall procure that the Owner maintains and insures the Vessel in accordance with the provisions of the Mortgage.

9.23	Vessel The Indemnifier will procure that the Vessel is traded within the NCLC Fleet from the Issue Date and throughout the remainder of the Facility Period.

9.24	Financial covenants The Indemnifier will ensure that:
9.24.1	at all times the minimum Free Liquidity will be not less than fifty million Dollars (USD50,000,000);

9.24.2	either:
(a)	as at 30 September 2005 and as at the end of each subsequent financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than one point two five (1.25) to one (1.0); or

(b)	at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the NCLC Group has maintained a minimum Free Liquidity in an amount of not less than one hundred million Dollars (USD100,000,000); and
9.24.3	as at 31 December 2005 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed:
(a)	nought point six five (0.65) to one (1.0) for financial quarters ending on or before 31 December 2007; and

(b)	nought point six (0.6) to one (1.0) for each subsequent financial quarter.
Amounts available for drawing under any revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.
Save as specified in Clause 9.24.2, the ratios referred to in this Clause 9.24 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.

10	Events of Default
10.1	The Issuers’ and the Agent’s rights If any of the events set out in Clause 10.2 occurs and is continuing unremedied, the Issuers may at their discretion:
10.1.1	by notice to the Indemnifier declare itself to be under no further obligation to the Indemnifier under or pursuant to this Agreement;

10.1.2	immediately require the Indemnifier to comply with its obligations under Clauses 6.4 and 6.5;

10.1.3	cancel the Letters of Credit pursuant to Clause 2.4;

10.1.4	renegotiate the fees and letter of credit commission payable under this Agreement pursuant to Clause 7.4;

10.1.5	exercise all or any of its rights under any of the Security Documents in such order and in such manner as it shall deem appropriate, subject to the provisions of the Co-ordination Deed and Clause 16; and/or

10.1.6	request the execution of further Security Documents pursuant to Clause 8, subject to the provisions of the Co-ordination Deed.
10.2	Events of Default The events referred to in Clause 10.1 are:
10.2.1	Non-payment The Indemnifier or any other Security Party does not pay on the due date any part of the Indebtedness (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 10.2.1 until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) days of the due date any other amount, payable by it under any Security Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable.

10.2.2	Breach of other obligations
(a)	Any Security Party fails to comply with any other material provision of any Security Document or there is any other material breach in the sole opinion of the Agent of any of the Transaction Documents and such failure (if in the opinion of the Agent in its sole discretion it is capable of remedy) continues unremedied for a period of thirty (30) days from the date of its occurrence and in any such case as aforesaid the Agent in its sole discretion considers that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Agent and/or the Issuers; or

(b)	If there is a repudiation or termination of any Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

10.2.3	Misrepresentation Any representation warranty or statement made or repeated in, or in connection with, any Security Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Security Party thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

10.2.4	Cross default
(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the NCLC Group.

(b)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

(c)	Any Encumbrance over any assets of any member of the NCLC Group becomes enforceable.

(d)	Any other Financial Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default.
PROVIDED THAT:
(i)	No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than ten million Dollars (USD10,000,000);

(ii)	Financial Indebtedness being contested by the Indemnifier in good faith will be disregarded PROVIDED first that full details of the dispute shall be submitted to the Agent forthwith upon its occurrence and second if the dispute remains unresolved for a period of one hundred and fifty (150) days this Clause 10.2.4(ii) shall not apply to that Financial Indebtedness; and

(iii)	If at any time hereafter the Indemnifier or any other member of the NCLC Group agrees to the incorporation of a cross default provision into any financial contract or financial document relating to any Financial Indebtedness that is more onerous than this Clause 10.2.4, then the Indemnifier shall immediately notify the Agent and that cross default provision shall be deemed to apply to this Agreement as if set out in full herein with effect from the date of such financial contract or financial document and during the life of that financial contract or financial document.
10.2.5	Winding-up Any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group.

10.2.6	Moratorium or arrangement with creditors A moratorium in respect of all or any debts of any member of the NCLC Group or a composition or an arrangement with creditors of any member of the NCLC Group or any similar proceeding or arrangement by which the assets of any member of the NCLC Group are submitted to the control of its creditors is applied for, ordered or declared or any member of the NCLC Group commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

10.2.7	Appointment of liquidators etc. A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within thirty (30) days (the “Grace Period”) unless the Agent considers in its sole discretion that the interest of the Issuers might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

10.2.8	Insolvency Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

10.2.9	Legal process Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of twenty one (21) days or any uninsured judgment in excess of ten million Dollars (USD10,000,000) following final appeal remains unsatisfied for a period of thirty (30) days in the case of a judgment made in the United States of America and otherwise for a period of sixty (60) days PROVIDED THAT no Event of Default shall be deemed to have occurred unless the distress, execution, attachment, other process or judgment adversely affects any Security Party’s ability to meet any of its material obligations under this Agreement, the other Security Documents or cause to occur any of the events specified in sub-clauses 10.2.5 to 10.2.8 of this Clause (the determination of which shall be in the Issuers’ sole discretion).

10.2.10	Analogous events Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses 10.2.5 to 10.2.9 of this Clause shall occur under the laws of any applicable jurisdiction.

10.2.11	Cessation of business Any member of the NCLC Group ceases to carry on all or a substantial part of its business.

10.2.12	Revocation of consents Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Security Party to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Issuers PROVIDED THAT the

Indemnifier shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Security Party and the Agent is satisfied in its sole discretion that the Issuers’ interests might reasonably be expected to be materially adversely affected.

10.2.13	Unlawfulness At any time it is unlawful or impossible for:
(a)	any Security Party to perform any of its obligations under any Security Document to which it is a party; or

(b)	the Agent or any Issuer to exercise any of its rights under any of the Security Documents;
PROVIDED THAT no Event of Default shall be deemed to have occurred (except where the unlawfulness or impossibility adversely affects any Security Party’s payment obligations under this Agreement and/or the other Security Documents (the determination of which shall be in the Agent’s sole discretion) in which case the following provisions of this Clause 10.2.13 shall not apply) where the unlawfulness or impossibility prevents any Security Party from performing its obligations (other than its payment obligations under this Agreement and the other Security Documents) and is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Security Party, within the aforesaid period, performs its obligation(s).

10.2.14	Insurances The Owner fails to insure the Vessel in the manner specified in the Mortgage or fails to renew the Insurances at least ten (10) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent.

10.2.15	Total Loss If the Vessel shall become a Total Loss and the proceeds of the Insurances in respect thereof shall not have been received by the Agent within one hundred and fifty (150) days after the date of the event giving rise to such Total Loss or if the proceeds received at such time are insufficient to settle or secure the Indebtedness.

10.2.16	Ownership and control of the Indemnifier If:
(a)	at any time when the ordinary share capital of the Indemnifier is not publicly listed on an Approved Stock Exchange or at any time when a dividend is to be paid to the existing shareholders of the Indemnifier by way of a share issue pursuant to a public offering on an Approved Stock Exchange, the Lim Family together or individually do not or will not, directly or indirectly, control the Indemnifier and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Indemnifier; or

(b)	at any time following the listing of the ordinary share capital of the Indemnifier on an Approved Stock Exchange:
(i)	any individual or any Third Party:

(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Indemnifier; or

(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Indemnifier, and, at the same time as any of the events described in paragraphs (A) or (B) of this Clause have occurred and are continuing, the Lim Family together or individually do not, directly or indirectly, beneficially own, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Indemnifier; or

(ii)	the Indemnifier ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Issuers,
(and, for the purpose of this Clause 10.2.16 “control” of any company, limited partnership or other legal entity (a “body corporate”) by a member of the Lim Family, means that one (1) or more members of the Lim Family has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).

10.2.17	Disposals If the Indemnifier or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

10.2.18	Prejudice to security Anything is done or suffered or omitted to be done by any Security Party which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Security Documents.

10.2.19	Material Adverse Effect Any event or circumstance occurs which the Issuers believe has had or reasonably believe will have a Material Adverse Effect.

10.2.20	Governmental intervention The authority of any member of the NCLC Group in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Issuers

PROVIDED THAT the Indemnifier shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Agent is satisfied, in its sole discretion, that the Issuers’ interest might reasonably be expected to be materially adversely affected.
11	Set-Off and Lien
11.1	Set-off Subject to the provisions of the Co-ordination Deed and Clauses 15 and 16, the Indemnifier irrevocably authorises the Issuers and the Agent following an Event of Default and for so long as such Event of Default is continuing, at any time after all or any part of the Indebtedness shall have become due and payable, to set off without notice any liability of the Indemnifier to the Issuers or the Agent (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Indemnifier (whether current or otherwise and whether or not subject to notice) with any branch of the Issuers or the Agent in or towards satisfaction of the Indebtedness and, in the name of the Issuers, the Agent or the Indemnifier, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

11.2	Lien Subject to the provisions of the Co-ordination Deed and Clause 16, following an Event of Default and for so long as such Event of Default is continuing, the Issuers and the Agent shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of the Indemnifier (or of the Issuers or the Agent as agent or nominee of the Indemnifier) from time to time held by the Issuers or the Agent whether for safe custody or otherwise.

11.3	Restrictions on withdrawal Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Indemnifier with the Issuers, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Indemnifier during the Facility Period except in accordance with the Security Documents, but the Issuers or the Agent may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause. This Clause 11.3 shall take effect only from and after the occurrence of an Event of Default or a Potential Event of Default.

11.4	Application The Indemnifier irrevocably authorises the Agent to apply all sums which the Agent may receive:
11.4.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

11.4.2	by way of payment to the Agent of any sum in respect of the Insurances, Earnings or Compulsory Acquisition; or

11.4.3	otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Issuers may in their discretion determine, subject to the provisions of the Co-ordination Deed.
12	Assignment and Transfer
12.1	Right to assign An Issuer may assign all or any of its rights or transfer all or any of its rights and obligations in each case by way of guarantee under or pursuant to the Security Documents to any other branch of the Issuer or, with the prior approval of the Indemnifier, which approval shall be given by way of a Communication and shall not be unreasonably withheld or delayed, to any other bank or financial institution. Further DnB NOR may transfer up to fifty per centum (50%) of its rights and obligations under or pursuant to the Security Documents to DnB NOR’s Transferee. In such case the Original Letter of Credit issued by DnB NOR shall be replaced by two (2) Letters of Credit, one (1) issued by DnB NOR and the other by DnB NOR’s Transferee. DnB NOR’s Transferee shall become a party to this Agreement as an Issuer from the date of issue of its Letter of Credit.

12.2	Indemnifier’s co-operation The Indemnifier will co-operate fully with the Issuers in connection with any assignment or transfer; will execute and procure the execution of such documents as the Issuers may require in connection therewith; and irrevocably authorises the Issuers to disclose to any proposed assignee or transferee (whether before or after any assignment or transfer and whether or not any assignment or transfer shall take place) all information relating to the Security Parties, the Issuers’ Obligations or the Transaction Documents which the Issuers may in their discretion consider necessary or desirable.

12.3	Rights of assignee or transferee Any assignee or transferee of an Issuer shall (unless limited by the express terms of the assignment or transfer) take the full benefit and assume the full obligations of every provision of the Security Documents benefiting or obliging the relevant Issuer.
13	Payments, Reserve Requirements and Illegality
13.1	Payments All amounts payable by the Indemnifier or the Owner under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent on behalf of the Issuers may from time to time direct to the Indemnifier, and shall be paid in the Currency of Account in same day funds. Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

13.2	No deductions or withholdings All payments to be made by the Indemnifier and the Owner pursuant to the Security Documents shall, subject only to Clause 13.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

13.3	Grossing-up If at any time any law requires (or is interpreted to require) the Indemnifier or the Owner to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Indemnifier or the Owner (as the case may be) will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

13.4	Evidence of deductions If at any time the Indemnifier or the Owner is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Indemnifier or the Owner (as the case may be) will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

13.5	Rebate If the Indemnifier or the Owner makes any deduction or withholding from any payment under or pursuant to any of the Security Documents, and the Agent or an Issuer subsequently receives a refund or allowance from any tax authority which the Agent or the Issuer (as the case may be) identifies as being referable to that deduction or withholding, the Agent or the Issuer (as the case may be) shall, as soon as reasonably practicable, pay to the Indemnifier or the Owner (as the case may be) an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on the Agent or an Issuer to apply for any refund or allowance nor as restricting in any way the manner in which the Agent or any Issuer organises its tax affairs, nor as imposing on the Agent or any Issuer any obligation to disclose to the Indemnifier any information regarding its tax affairs or tax computations.

13.6	Adjustment of due dates If any payment to be made under any of the Security Documents shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

13.7	Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:
13.7.1	an Issuer (or the holding company of an Issuer) shall be subject to any Tax with respect to the Issuers’ Obligations; or

13.7.2	the basis of Taxation of payments to an Issuer in respect of all or any part of the Indebtedness shall be changed; or
13.7.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of an Issuer; or
13.7.4	the manner in which an Issuer allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which an Issuer is required or requested to maintain shall be affected; or
13.7.5	there is imposed on an Issuer (or on the holding company of an Issuer) any other condition in relation to the Indebtedness or the Security Documents;
and the result of any of the above shall be to increase the cost to an Issuer (or to the holding company of an Issuer) of the Issuer undertaking or maintaining the Issuers’ Obligations, or to cause an Issuer to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Indemnifier shall from time to time pay to an Issuer on demand the amount which shall compensate the Issuers (or the holding company of the Issuer) for such additional cost or reduced return. A certificate signed by an authorised signatory of the relevant Issuer setting out the amount of that payment and the basis of its calculation shall be submitted to the Indemnifier by the Agent and shall be conclusive evidence of such amount save for manifest error or on any question of law.

13.8	Illegality and impracticality Notwithstanding anything contained in the Security Documents, the obligation of an Issuer to issue its Letter of Credit shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful or, in the opinion of the relevant Issuer, impracticable for it to issue its Letter of Credit. In that event the Agent shall, by written notice to the Indemnifier, declare the relevant Issuer’s obligations under this Agreement to be immediately terminated.
14 Agent
14.1	Decision making Any determination of the Issuers shall be ascertained by the Agent either:
14.1.1	by means of a telefax sent by the Agent to each of the Issuers in identical terms on the proposal or matter in issue; or
14.1.2	by means of the vote of representatives of each Issuer at a meeting convened by the Agent and held for the purpose of discussing (inter alia) such proposal or matter in issue.
Furthermore, it is hereby agreed by the Issuers that where a decision of the Issuers is sought by the Agent by means of a telefax sent in accordance with paragraph (a) above and PROVIDED THAT the Agent verifies forthwith by telephone with each relevant Issuer that it has received such telefax in good order, then the Agent may in its telefax:
(a)	recommend a proposed course of action to be taken by the Issuers; and

(b)	specify a time limit (of not less than three (3) Business Days) within which the Issuers are required to respond to the Agent’s recommendation so that, if any Issuer fails to notify the Agent within such time limit of its response to the recommendation, such Issuer shall be deemed to have accepted and approved the course of action proposed by the Agent.
14.2	The Agent
14.2.1	Each of the Issuers hereby appoints the Agent to act as its agent under this Agreement and the Security Documents with such rights, powers and discretions as are expressly delegated to the Agent hereunder and thereunder.
14.2.2	The Agent shall:
(a)	promptly inform the Issuers of the contents of any notice or request received by it from the Indemnifier under this Agreement (whether such notice or request is addressed to the Agent alone or the Agent on behalf of the Issuers) and of any information delivered to it pursuant to Clause 9.2 and of any other matters which the Agent considers material;

(b)	promptly deliver to the Issuers copies of any accounts and certificates delivered to it pursuant to Clause 9.2 and, as soon as reasonably practicable, copies of the documents delivered in satisfaction of the requirements of Clause 3;

(c)	promptly inform the Issuers in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Agent being under any obligation to give prior notice to the Issuers of any such exercise);

(d)	promptly notify the Issuers of the occurrence of any Event of Default or any other default by the Indemnifier in the due performance of or compliance with its material obligations under this Agreement of which the Agent has actual knowledge or actual notice and the occurrence of which the Agent has verified;

(e)	if directed by the Issuers, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions of the Issuers provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the

Agent shall make a demand for such security addressed to all the Issuers;

(f)	receive from the Indemnifier all payments of principal, interest and other moneys expressed to be payable to the Agent hereunder on behalf of all or any of the Issuers and shall promptly distribute the same amongst the Issuers and itself in accordance with the terms of this Agreement pending which the Agent shall hold any and all such moneys on trust for the Issuers and itself; and

(g)	enter into any amendment to any of the Security Documents or grant any waiver of any obligation of any of the Security Parties under any of such Security Documents if so instructed by the Issuers.
14.2.3	The relationship between the Agent on the one part and each Issuer on the other is that of agent and principal and, except in relation to any moneys referred to in Clause 14.2.2(f) and held by the Agent pending distribution hereunder, the Agent shall not have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.
14.2.4	In addition to the powers expressly given to the Agent by this Agreement:
(a)	the Issuers may give the Agent (generally or in any particular case) any powers which the Issuers consider appropriate; and

(b)	the Agent has power to take any other action which it considers to be reasonably incidental or conducive to the performance of its functions under this Agreement or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Issuers.
14.2.5	The rights, powers and discretions vested in the Agent by this Agreement shall only be exercised by the Agent in accordance with the instructions of the Issuers provided however that the Agent shall be entitled (but not bound) to exercise or refrain from exercising any such right, power or discretion without the directions of the Issuers if the Agent believes that the immediate exercise of such right, power or discretion is necessary or desirable to protect the interests of the Issuers under or in respect of this Agreement.

Where any right, power or discretion is vested in the Agent under this Agreement but is expressed as being exercisable in accordance with the directions of the Issuers, such right, power or discretion shall not be exercised by the Agent without the lawful directions of the Issuers.
14.2.6	Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:
(a)	be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by the Indemnifier of its obligations under this Agreement;

(b)	be bound to disclose to any other person any information relating to the Indemnifier if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

(c)	have any responsibility to the Issuers for:
(i)	the financial position, creditworthiness, affairs or prospects of the Indemnifier;

(ii)	the performance or non-performance howsoever by the Indemnifier of any of its obligations hereunder;

(iii)	the due execution, effectiveness, genuineness, validity or enforceability of this Agreement or any document relating hereto or any filing or recording thereof or the taking of any other action whatsoever and howsoever in connection therewith or the collectability of any sum due hereunder;

(iv)	any computations and/or information supplied to the Issuers by the Agent in reliance upon which the Issuers have entered into this Agreement;
(d)	be under any liability whatsoever for any consequence of relying on:
(i)	any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

(ii)	the advice or opinions of any professional advisers selected by it;
(e)	be under any duty to account to any Issuer or the Agent for any sum received by it for its own account or the profit element of any such sum; or

(f)	be under any obligation other than those for which express provision is made herein.
14.2.7	The Agent may:
(a)	carry out its duties hereunder through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

(b)	assume that no Event of Default has occurred and that the Indemnifier is not in breach of its obligations under this Agreement unless the Agent has actual knowledge or actual notice to the contrary;

(c)	engage and pay for the advice or services of any internal or external lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Indemnifier upon a certificate signed by or on behalf of the Indemnifier; and

(e)	rely upon any communication or document believed by it to be genuine.
14.2.8	It is understood that each of the Issuers has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Indemnifier and, accordingly, each of the Issuers warrants to the Agent that it has not relied and will not rely on the Agent:
(a)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Indemnifier in connection with this Agreement; or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Indemnifier.
14.2.9	Subject to the terms of this Agreement, this Agreement shall be serviced, supervised and administered by the Agent in the ordinary course of its business and in accordance with its usual practices. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and administering loans for its own account, but assumes no further responsibility in respect of such performance.
14.2.10	The Agent shall not be under any liability as a result of taking or omitting to take any action in relation to this Agreement save in the case of gross negligence or wilful misconduct and the Issuers will not assert or seek to assert against any director, officer or employee of the Agent any claim they might have against any of them in respect of the matters referred to in this Clause 14.2.10.
14.2.11	Neither the Agent (nor any officer thereof) shall be precluded by reason of so acting from underwriting, guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with any debentures, shares or securities whatsoever of the Indemnifier or from entering into any contract or financial or other transaction with or from engaging in any banking or other business with the Indemnifier and shall not be liable to account for any profit made or payment received by it thereby or in connection therewith.
14.3	Retirement and replacement of the Agent
14.3.1	The Agent may retire at any time without assigning any reason by giving to the Indemnifier and the Issuers not less than thirty (30) days notice of its intention to do so. Unless the Agent in its notice of retirement nominates any of its associated companies to be its successor, the successor Agent may be appointed by the Issuers (with the prior written consent of the Indemnifier, such consent not to be unreasonably withheld or delayed) during such thirty (30) day period PROVIDED THAT, should they fail to do so, the Agent may then appoint as its successor a reputable and experienced bank with an office in Oslo, Norway or London, England.
14.3.2	If any Issuer is dissatisfied with the Agent and wants it to be replaced, such Issuer shall consult with the other relevant Issuers and the Indemnifier for a period of up to thirty (30) days to decide whether the Agent should be replaced and, if so, by whom (such replacement being one of the relevant Issuers or an associated company thereof). If at the end of such period the relevant Issuers unanimously agree that the Agent should be replaced by a particular Issuer or one of its associated companies, and if the Indemnifier consents in writing to the identity of the proposed replacement (such consent (a) not to be unreasonably withheld and (b) not to be required if an Event of Default has occurred and is continuing), then notice shall be given by the relevant Issuers to the Agent specifying the date, being not fewer than five (5) Business Days after the date of such notice, on which the appointment of the successor Agent is, subject to Clause 14.3.4, to take effect.
14.3.3	For the purposes of this Clause 14.3:
(a)	an “associated company” of the Agent and/or any Issuer shall mean any company which is a holding company of the Agent and/or such Issuer or a wholly-owned subsidiary of it or its parent company; and
(b)	“relevant Issuers” means all of the Issuers other than that Issuer which acts as Agent or whose associated company acts in such capacity.
14.3.4	Any appointment of a successor Agent under Clause 14.3.1 or 14.3.2 shall take effect upon:
(a)	the successor confirming in writing its agreement to be bound by the provisions of this Agreement; and
(b)	notice thereof by the Agent and its successor (which notice, shall specify the banks to which payments to the new Agent shall be made thereafter) being given to each of the other parties to this Agreement.
14.3.5	If a successor to the Agent is appointed under the provisions of this Clause 14.3:
(a)	the outgoing Agent shall be discharged from any further obligation under this Agreement;
(b)	its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto in place of the outgoing Agent;
(c)	Clause 14 and the other provisions of this Agreement shall remain in effect for the benefit and protection of the outgoing Agent in relation to any claim or loss which may be brought against or incurred by it in connection with or as a result of any act, omission, breach, neglect or other occurrence or matter relating to or arising out of this Agreement which took place before its resignation.
15 Sharing among the Issuers
15.1	Payments to Issuers If an Issuer (a “Recovering Issuer”) receives or recovers any amount from a Security Party other than in accordance with Clause 13.1 and applies that amount to a payment due under the Security Documents then:
15.1.1	the Recovering Issuer shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;
15.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Issuer would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 14.2.2(f), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
15.1.3	the Recovering Issuer shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Issuer as its share of any payment to be made, in accordance with Clauses 11.4 and 14.2.2(f).
15.2	Redistribution of payments The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Issuers (other than the Recovering Issuer) in accordance with Clause 14.2.2(f).
15.3	Recovering Issuer’s rights
15.3.1	On a distribution by the Agent under Clause 15.2, the Recovering Issuer will be subrogated to the rights of the Issuers which have shared in the redistribution.
15.3.2	If and to the extent that the Recovering Issuer is not able to rely on its rights under Clause 15.3.1, the relevant Security Party shall be liable to the Recovering Issuer for a debt equal to the Sharing Payment which is immediately due and payable.
15.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Issuer becomes repayable and is repaid by that Recovering Issuer then:
15.4.1	each Issuer which has received a share of the relevant Sharing Payment pursuant to Clause 15.2 shall, upon request of the Agent, pay to the Agent for account of that Recovering Issuer an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Issuer for its proportion of any interest on the Sharing Payment which that Recovering Issuer is required to pay); and
15.4.2	that Recovering Issuer’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Security Party will be liable to the reimbursing Issuer for the amount so reimbursed.
15.5	Exceptions
15.5.1	This Clause 15 shall not apply to the extent that the Recovering Issuer would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Security Party.
15.5.2	A Recovering Issuer is not obliged to share with any other Issuer any amount which the Recovering Issuer has received or recovered as a result of taking legal or arbitration proceedings if:
(a)	it notified that other Issuer of the legal or arbitration proceedings; and
(b)	that other Issuer had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
16 Default Procedure
16.1	Event of Default or Potential Event of Default If at any time an Event of Default or a Potential Event of Default occurs, the Issuers shall consult together with a view to determining the action to be taken in relation to such default pursuant to Clause 10.1.
16.2	Acceleration Event At any time following an Acceleration Event the Agent may and shall, if so instructed by two (2) Issuers, subject to the provisions of the Co-ordination Deed, declare the security constituted by the Security Documents to be enforceable and take any steps it considers appropriate to enforce such security.
17 The Letters of Credit and the Issuers
17.1	Simultaneous issue An Issuer shall not be obliged to issue its Letter of Credit unless the other Issuers shall issue the other Letters of Credit simultaneously.
17.2	Draft An Issuer shall immediately notify the other Issuers through the Agent if it is presented with a draft by Chase under its Letter of Credit. If:
17.2.1	all the other Issuers have not been presented with a draft by Chase pursuant to exhibit C to each of the Letters of Credit, any Issuer that has received a draft shall immediately request Chase to present drafts to itself and the other Issuers in the form prescribed by exhibit C to each of the Letters of Credit. If, notwithstanding the foregoing provisions of this Clause 17.2.1, Chase does not present such drafts and any Issuer that has received the draft (the

“Paying Issuer”), in all the circumstances, considers it necessary to make the full payment requested by Chase in such draft, the Paying Issuer shall be entitled to a contribution from the other Issuers (the “Indemnifying Issuers”). The contributions of the Indemnifying Issuers shall be in the Proportion of the amount demanded under the draft less the Proportion of any amount received by the Paying Issuer from the Indemnifier in respect of the Issuers’ Obligations under that draft within the relevant seven (7) Business Day period; or
17.2.2	each of the Issuers is presented with a draft but the amounts of the drafts are not in the correct Proportions, each of the Issuers shall immediately request Chase to present it with a draft in accordance with exhibit C to the relevant Letter of Credit. If, notwithstanding the foregoing provisions of this Clause 17.2.2, Chase does not re-present drafts in accordance with exhibit C to each of the Letters of Credit and the Issuers, in all the circumstances, consider it necessary to make the payments requested by Chase, an Issuer that has paid in excess of the relevant Proportion of the aggregate amount of the drafts shall be entitled to a contribution from the other Issuers in such excess amount less the Proportion of any amount received by the relevant Issuer from the Indemnifier in respect of the Issuers’ Obligations under that draft within the relevant seven (7) Business Day period.
17.3	Extension Not less than seventy five (75) days before the date falling three hundred and sixty four (364) days from the Issue Date and from the last day of any subsequent period of three hundred and sixty four (364) days, each Issuer shall notify the others through the Agent whether it shall be extending its Letter of Credit at the end of the current three hundred and sixty four (364) day period. If an Issuer wishes to give notice of cancellation of its Letter of Credit it shall do so on the seventieth (70th) day prior to the date falling three hundred and sixty four (364) days from the Issue Date or from the first day of any subsequent period of three hundred and sixty four (364) days (as the case may be) or, if such day is not a Business Day, on the next Business Day (in Oslo, Norway and New York, New York, United States of America).

If an Issuer has notified the other Issuers as aforesaid that it shall be extending its Letter of Credit at the end of the current three hundred and sixty four (364) day period and subsequently changes its decision, the Issuer that has changed its decision shall use its best endeavours to ensure that the other Issuers are notified of its changed decision not less than one (1) Business Day (in Oslo, Norway and New York, New York, United States of America) prior to the sixtieth (60th) day prior to the date falling three hundred and sixty four (364) days from the Issue Date or from the first day of any subsequent period of three hundred and sixty four (364) days (as the case may be).
18 Communications
18.1	Method Any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:
18.1.1	in the case of an Issuer to that Issuer at its address set out in Appendix A;

18.1.2	in the case of the Agent to the Agent at its address set out in Appendix A; and
18.1.3	in the case of the Indemnifier to the Communications Address;
or to such other address or fax number as an Issuer, the Agent or the Indemnifier may designate for itself by written notice to the others, through the Agent in the case of an Issuer or the Indemnifier.

18.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by, the Indemnifier:
18.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;
18.2.2	if delivered to an officer of the Indemnifier or left at the Communications Address at the time of delivery or leaving; or
18.2.3	if posted, at 9.00 a.m. in the place of deemed receipt on the Business Day two (2) Business Days after posting by prepaid first class or express airmail (as appropriate) post.
A Communication shall only be deemed to have been duly given, delivered, made or served to or on, and received by, the Issuers or the Agent on actual receipt of the whole of that Communication by the Issuers or the Agent (as the case may be).
18.3	Indemnity The Indemnifier shall indemnify the Agent and the Issuers against any cost, claim, liability, loss or expense (including legal fees and any Value Added Tax or any similar or replacement tax (if applicable)) which the Agent or the Issuers may sustain or incur as a consequence of any Communication sent by or on behalf of the Indemnifier by fax not being received by its intended recipient, or being received incomplete, or by reason of any Communication purportedly having been sent by or on behalf of the Indemnifier having been sent fraudulently.
19 General Indemnities
19.1	Currency In the event of the Agent or an Issuer receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted by the Agent or the Issuer (as the case may be) into the Currency of Account at the date of receipt in accordance with the Agent’s or the Issuer’s usual practice to satisfy in full the amount due, the Indemnifier shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent or the Issuer (as the case may be) as a separate debt under this Agreement.
19.2	Costs and expenses The Indemnifier will, within fourteen (14) days of the Agent’s written demand, reimburse the Agent or the Issuers (as the case may be) for all costs and expenses (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:

19.2.1	the negotiation, preparation, execution, registration, syndication and administration of the Security Documents and the Issue Request (whether or not any of the Security Documents are actually executed or registered and whether or not any of the Issue Request or the Letters of Credit is issued);
19.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);
19.2.3	any other documents which may at any time be required by the Agent to give effect to any of the Security Documents or which the Agent or the Issuers is or are entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Agent in relation to the Mortgagees’ Insurances); and
19.2.4	the exercise of the rights, powers, discretions and remedies of the Agent and the Issuers under or pursuant to the Security Documents.
19.3	Events of Default The Indemnifier shall indemnify the Issuers and the Agent from time to time on demand against all losses and costs incurred or sustained by the Issuers or the Agent as a consequence of any Event of Default.
19.4	Protection and enforcement The Indemnifier shall indemnify the Issuers and the Agent from time to time on demand against all claims, losses, costs, including but without limitation legal costs, and expenses which the Issuers or the Agent may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Issuers or the Agent by the Security Documents or in or about the exercise or purported exercise by the Issuers or the Agent of any of the rights, powers, discretions or remedies vested in them or it under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which the Agent and/or the Issuers may from time to time sustain, incur or become liable for by reason of the Agent and/or the Issuers being a mortgagee of the Vessel, or by reason of the Agent and/or the Issuers being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.
19.5	Liabilities of the Issuers The Indemnifier will from time to time reimburse the Issuers or the Agent on demand for all sums which the Issuers or the Agent may pay or become actually or contingently liable for on account of the Indemnifier or in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Issuers or the Agent may pay or guarantees which they or it may give in respect of the Insurances, any costs or expenses incurred by the Issuers or the Agent in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Issuers or the Agent may pay or guarantee which they or it may give to procure the release of the Vessel from arrest or detention.
19.6	Taxes The Indemnifier shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Issuers or the Agent on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.
20 Miscellaneous
20.1	Waivers No failure or delay on the part of the Issuers or the Agent in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between the Issuers or the Agent and the Indemnifier, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Issuers or the Agent (as the case may be), nor shall any single or partial exercise by the Issuers or the Agent of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by the Issuers or the Agent of any other right, power, discretion or remedy.
20.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Issuers or the Agent (in the case of this Agreement).
20.3	Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.
20.4	Successors etc. The Security Documents shall be binding on the Security Parties and on their respective successors and permitted transferees and assignees, and shall inure to the benefit of each of the Issuers and the Agent and their respective successors, transferees and assignees. The Indemnifier may not assign or transfer any of its rights or obligations under or pursuant to any of the Security Documents without the prior written consent of the Issuers.
20.5	Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Agent or the Issuers are considered by the Agent for any reason insufficient to carry out the terms of this Agreement, then from time to time the Indemnifier will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Issuers are necessary to provide adequate security for the repayment of the Indebtedness.
20.6	Other arrangements The Issuers or the Agent (acting on the instructions of the Issuers) may, without prejudice to their or its rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their or its discretion determine, and without notice to the Indemnifier or the Owner, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Issuers and the Agent in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Indemnifier or the rights of the Issuers and the Agent under or pursuant to the Security Documents.

20.7	Advisers The Indemnifier (for itself and on behalf of the Owner) irrevocably authorises the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessel. The Indemnifier or the Owner will provide such advisers and consultants with all information and documents which they may from time to time require and will reimburse the Agent on demand for all costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.
20.8	Delegation Each of the Issuers and the Agent may at any time and from time to time delegate to any person any of its rights, powers, discretions and remedies pursuant to the Security Documents on such terms as it may consider appropriate (including the power to sub-delegate).
20.9	Rights etc. cumulative Every right, power, discretion and remedy conferred on the Issuers or the Agent under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which it may at any time be entitled by law or in equity. Each of the Issuers and the Agent may exercise each of its rights, powers, discretions and remedies as often and in such order as it deems appropriate. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

20.10	No enquiry Neither the Issuers nor the Agent shall be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not the Issuers or the Agent had notice thereof.

20.11	Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and neither the Agent nor the Issuers shall be under no further actual or contingent liability to any third party in relation to the Vessel, the Insurances, Earnings or Compulsory Acquisition Compensation or any other matter referred to in the Security Documents.

20.12	Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Issuers or the Agent for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of the Issuers or the Agent, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Issuers or the Agent consider analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

20.13	Re-instatement If the Issuers or the Agent take any steps to exercise any of their or its rights, powers, remedies or discretions pursuant to the Security Documents and the result shall be adverse to the Issuers or the Agent (as the case may be), the

Indemnifier and the Issuers or the Agent (as the case may be) shall be restored to their former positions as if no such steps had been taken.

20.14	The Issuers’ Obligations In performing the Issuers’ Obligations the Issuers shall exercise the same care as they normally exercise in making and administering loans for their own account and neither the Issuers nor the Agent nor any agent or employee of the Issuers or the Agent shall be liable to the Indemnifier for any loss or damage arising from any action taken or omitted in relation to the Issuers’ Obligations, unless caused by their or its gross negligence or wilful misconduct. In particular, but without limitation, neither the Issuers nor the Agent nor any agent or employee of the Issuers or the Agent shall be liable for any loss or damage arising from any delay, loss, error, omission, variation or mutilation in the transmission, translation, coding or decoding of all or any part of the Issuers’ Obligations or any communication in connection with the Issuers’ Obligations.

20.15	No liability Neither the Issuers, the Agent nor any agent or employee of the Issuers or the Agent, nor any receiver and/or manager appointed by the Issuers or the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Issuers or the Agent under or pursuant to the Security Documents nor shall any of them be liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable.

20.16	Rescission of payments etc. Any discharge, release or reassignment by the Issuers or the Agent of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

20.17	Subsequent Encumbrances If the Issuers or the Agent receive notice of any subsequent Encumbrance affecting the Vessel or all or any part of the Insurances, Earnings or Compulsory Acquisition Compensation, the Issuers and the Agent may open a new account in their and its books for the Indemnifier. If the Issuers or the Agent do not open a new account, then (unless the Issuers or the Agent (as the case may be) give written notice to the contrary to the Indemnifier) as from the time of receipt by the Issuers or the Agent (as the case may be) of notice of such subsequent Encumbrance, all payments made to the Issuers or the Agent (as the case may be) shall be treated as having been credited to a new account of the Indemnifier and not as having been applied in reduction of the Indebtedness.

20.18	Releases If the Issuers or the Agent (acting on the instructions of the Issuers) shall at any time in their or its discretion release any party from all or any part of any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

20.19	Discretions Unless otherwise expressly indicated, where the Issuers or the Agent are stated in the Security Documents to have a discretion and/or where the opinion of the Issuers or the Agent is referred to and/or where the consent, agreement or approval of the Issuers or the Agent is required for any course of action, or where anything is required to be acceptable to the Issuers or the Agent, the Issuers or the Agent (as the case may be) shall have a sole, absolute and unfettered discretion and/or may give or withhold their or its consent, agreement or approval at their or its sole, absolute and unfettered discretion.

20.20	Certificates Any certificate or statement signed by an authorised signatory of the Issuers or the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Indemnifier of that amount.

20.21	Survival of representations and warranties The representations and warranties on the part of the Indemnifier contained in this Agreement shall survive the execution of this Agreement and the issue of the Letters of Credit.

20.22	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

20.23	Contracts (Rights of Third Parties) Act 1999 No term of this Agreement is enforceable by a person who is not a party to it.
21	Waiver of Immunity

To the extent that the Indemnifier may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in relation to this Agreement or the other Security Documents and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Indemnifier hereby irrevocably and unconditionally agrees throughout the Security Period not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. In respect of any legal action or proceedings arising out of or in connection with any of the Security Documents the Indemnifier hereby consents generally as a matter of procedure in relation to the waiver of immunity (but not so as to prejudice any defence which the Indemnifier may have on the merits of the substantive issue) to the giving of any relief or the issue of any process in connection with such legal action or proceedings including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its uses or intended uses) of any order or judgment which may be made or given in such legal action or proceedings.

22	Law and Jurisdiction
22.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.
22.2	Jurisdiction For the exclusive benefit of the Issuers, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts.
22.3	Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Issuers or the Agent to commence any Proceedings against the Indemnifier in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Indemnifier in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.
22.4	Waiver of objections The Indemnifier irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.
22.5	Service of process Without prejudice to the right of the Issuers and the Agent to use any other method of service permitted by law, the Indemnifier irrevocably agrees that any claim, writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9.00 a.m. in the place of deemed receipt on the Business Day two (2) Business Days after posting by prepaid first class post.
IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by PAUL TURNER	)
duly authorised for and on behalf	)	P.A. TURNER
of NCL CORPORATION LTD.	)

SIGNED by JULIE CLEGG	)
duly authorised for and on behalf	)	J. CLEGG
of DnB NOR BANK ASA	)
(as a Mandated Lead Arranger and an Issuer))

SIGNED by JULIE CLEGG	)
duly authorised for and on behalf	)	J. CLEGG
of HSBC BANK USA, N.A.	)
(as a Mandated Lead Arranger and an Issuer))

SIGNED by JULIE CLEGG	)
duly authorised for and on behalf	)	J. CLEGG
of NORDEA BANK NORGE ASA	)
(as a Mandated Lead Arranger and an Issuer))

SIGNED by JULIE CLEGG	)
duly authorised for and on behalf	)	J. CLEGG
of DnB NOR BANK ASA	)
(as the Agent))

APPENDIX A
Particulars of Agent, Mandated Lead Arrangers and Issuers
Name and Address
Agent
DnB NOR BANK ASA
Stranden 21
NO-0021 Oslo
Norway

Fax:	+47 22 482894
Attn:	Mrs Solveig Nuland Knoff
Mandated Lead Arrangers and Issuers

Proportion of
Name and Address	Commitment
DnB NOR BANK ASA Stranden 21 NO-0021 Oslo Norway Fax: +47 22 482020 Attn: Mr Jon Flovik Email: jon.flovik@dnbnor.no	50.0%

HSBC BANK USA, N.A. 452 Fifth Avenue New York NY 10018 United States of America Fax: +1 212 525 2469 Attn: Mr Chris Warner/Mr Bryan Debroka Email: chris.warner@us.hsbc.com/ bryan.debroka@us.hsbc.com	25.0%

NORDEA BANK NORGE ASA Middelthuns gate 17 Oslo Norway P O Box 1166 Sentrum NO-0107 Oslo Fax: +47 22 484278 Attn: Mr Arne Berglund Email: arne.berglund@nordea.com	25.0%

APPENDIX B
Issue Request

To:	DnB NOR BANK ASA as the Agent

From:	NCL CORPORATION LTD.
2005
Dear Sirs
Issue Request
We refer to the facility agreement dated           September 2005 made between (among others) ourselves and yourselves (the “Agreement”).
Words and phrases defined in the Agreement have the same meaning when used in this Issue Request.
Pursuant to Clause 2.2 of the Agreement, we irrevocably request that the Issuers issue the Letters of Credit in the form of Appendix C to the Agreement in the aggregate amount of [one hundred] million Dollars (USD[100,000,000]) on                     2005, which is a Business Day.
We warrant that the representations and warranties contained in Clause 4 of the Agreement are true and correct at the date of this Issue Request and will be true and correct on            2005; that no Event of Default nor Potential Event of Default has occurred and is continuing; that no Event of Default or Potential Event of Default will result from the issue of the Letters of Credit on                2005.
Yours faithfully
For and on behalf of
NCL CORPORATION LTD.

APPENDIX C
Form of Letter of Credit
IRREVOCABLE STANDBY LETTER OF CREDIT
Irrevocable Standby Letter of Credit Number: [[               ]]
Date of Issue: 2005

Beneficiary:
Chase Merchant Services, L.L.C.
1307 Walt Whitman Road
Melville, NY 11747
Attention: Chief Credit Officer
Dear Sirs:
We hereby issue this Irrevocable Standby Letter of Credit (“Letter of Credit”) in favor of Chase Merchant Services, L.L.C. and its permitted successors or assigns (as set forth below) (“Beneficiary”) for the account of NCL Corporation Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, for the amount of USD[[          ]],000,000.00 ([[          ]] Million and 00/100 United States Dollars) which amount shall be automatically reduced by the amount of each drawing hereunder (the “Available Amount”).
Beneficiary is hereby irrevocably authorized to make one or more drawings each in an amount not in excess of the Available Amount in effect on the date such drawing is made by presentation of a draft(s) in the form of Exhibit B hereto purportedly signed by an authorized representative of the Beneficiary and in accordance with Exhibit C to us at our office at [[New York address to be set forth]].

Partial drawings:	Allowed, subject to Exhibit C.

Pro rata drawings:	Required, as described in and in accordance with Exhibit C.
This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, or amplified by reference to any facts now known to the undersigned or hereafter made known to the undersigned or to any document, instrument or agreement in which this Letter of Credit is referred to or to which this Letter of Credit relates, and no such reference shall be deemed to incorporate herein by reference any document, instrument or agreement.
Our obligation under this Letter of Credit shall be absolute and shall not be affected by any circumstance, claim or defense (real or personal), setoff or counterclaim of NCL Corporation Ltd. or any other person as to the enforceability of the Merchant Services Bankcard Agreement referenced herein, it being understood that our obligations shall be that of a primary obligor, and not that of a surety or guarantor.
This Letter of Credit is transferable in its entirety (but not in part) only to JPMorgan Chase Bank, N.A., First Data Merchant Services Corporation or to Beneficiary’s successor-in-interest as a result of a merger, consolidation or corporate restructuring, unless Beneficiary obtains our prior written consent. A transfer of this Letter of Credit to a transferee shall be effected by Beneficiary’s delivery to the transferee of a certificate duly executed and substantially in the form set forth as Exhibit A to this Letter of Credit and to which this Letter of Credit is attached. A copy of the said certificate shall be presented to us at our office aforesaid promptly after signature of the certificate by the transferee.
Drafts must be presented to us on or before 2 April 2008 (the “Date of Expiry”) unless this Letter of Credit prior to such date has been cancelled by written notice to the Beneficiary. Such cancellation can only take place on the date falling three hundred and sixty four (364) days from the date of issue of this Letter of Credit, or on the last day of each subsequent period of three hundred and sixty four (364) days, with minimum sixty (60) days prior written notice by certified mail, return receipt requested, or by overnight delivery with a courier of national reputation which tracks receipt, to Beneficiary at:

Chase Merchant Services, L.L.C.
1307 Walt Whitman Road
Melville, New York 11747
Attention: Chief Credit Officer
with a copy to: General Counsel
Chase Merchant Services, L.L.C.
at 3975 N.W. 120th Avenue
Coral Springs, Florida 33065
The pro rata drawing requirement of Exhibit C shall not apply to this Letter of Credit and the Beneficiary may draw 100% of the Available Amount of this Letter of Credit at any time during the thirty (30) day period prior to (a) the Date of Expiry or (b) the effective date of cancellation of this Letter of Credit set forth in the notice of cancellation, as the case may be, unless a new letter of credit equal to the Available Amount under this Letter of Credit that meets the criteria established in Section 20.1 of the Merchant Services Bankcard Agreement referenced herein is provided to the Beneficiary prior to such thirty (30) day period.
We hereby engage with you that drafts drawn in conformity with the terms of this Letter of Credit (including its Exhibits) will be duly honoured on presentation. Please advise us all drawings immediately by telecommunication, swift/cable charges are for the account of Beneficiary. All banking charges outside Norway are for the account of Beneficiary – [Norwegian issuing banks only].
This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500.

Authorized Signature

EXHIBIT A
TO THE IRREVOCABLE STANDBY LETTER OF CREDIT
INSTRUCTIONS TO TRANSFER
                                                                      , 20___
Re: Irrevocable Standby Letter of Credit Number [[xxxx]]
Gentlemen:
     The undersigned is named as a beneficiary in the Irrevocable Standby Letter of Credit referred to above (the “Standby Letter of Credit”). The undersigned now wishes to transfer to the Transferee named below, all rights of the undersigned to draw under the Standby Letter of Credit.

Name of Transferee

Address
     Therefore, for value received, the undersigned hereby irrevocably instructs you to transfer to such Transferee all rights of the undersigned to draw under the Standby Letter of Credit. Such Transferee shall hereafter have rights as a beneficiary under the Standby Letter of Credit.
     Original of the Standby Letter of Credit is enclosed herewith.
     IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the                      day of                                         , 20          .

Chase Merchant Services, L.L.C.

By:

Title
     The undersigned, [Name of Transferee], hereby accepts the foregoing transfer of rights under the Standby Letter of Credit and acknowledges its obligations under Exhibit C.

[NAME OF TRANSFEREE]

By:

Title

Address:

[insert address]

EXHIBIT B
TO THE IRREVOCABLE STANDBY LETTER OF CREDIT
INSTRUCTION TO DRAWDOWN
     The Beneficiary hereby demands payment of $                     under Irrevocable Standby Letter of Credit Number                                          in accordance with Exhibit C to such Irrevocable Standby Letter of Credit for the purpose of paying and/or assuring future payment of Chargebacks, Credit Transactions and any other amounts due from NCL Corporation Ltd. pursuant to the Merchant Services Bankcard Agreement (including all appendices and amendments thereto) dated 2 April 2003 between Chase Merchant Services, L.L.C., JPMorgan Chase Bank (“Bank”) and NCL Corporation Ltd., currently and/or contingently, to Beneficiary and Bank, or either of them. The terms “Chargeback” and “Credit Transaction”, as used above, shall have the meanings ascribed to such terms in the Merchant Services Bankcard Agreement referenced herein above.

Authorized Signature

(print name)

EXHIBIT C
TO THE IRREVOCABLE STANDBY LETTER OF CREDIT
NCL Corporation Ltd. acknowledges that it is providing Beneficiary with three Collateral Letters of Credit for an aggregate amount of USD one hundred million ($100,000,000.00) as follows:

DnB NOR Bank ASA	USD fifty million ($50,000,000.00)
HSBC Bank USA, N.A.	USD twenty five million ($25,000,000.00)
Nordea Bank Norge ASA	USD twenty five million ($25,000,000.00)
(the “Collateral Letters of Credit”).
In the event that Chase Merchant Services, L.L.C. or its permitted successors or assigns (“Beneficiary”) makes a drawing under one or more of the Collateral Letters of Credit, Beneficiary undertakes to draw upon each of the Collateral Letters of Credit on a pro rata basis, subject to the following. If any of the institutions providing the Collateral Letters of Credit should, for whatever reason, fail to honor its portion of any pro rata drawing, then the obligation of the other institutions to honor their respective portion of such pro rata drawing is not removed and continues as an absolute obligation pursuant to the applicable Collateral Letter of Credit. Upon cancellation of one of the Collateral Letters of Credit the pro rata drawing requirement pursuant to this Exhibit C shall apply with respect to the two remaining Collateral Letters of Credit i.e. two thirds of the total draw amount upon the undrawn amount of the Collateral Letter of Credit issued by DnB NOR Bank ASA and one third of the total draw amount upon the undrawn amount of the Collateral Letter of Credit issued by HSBC Bank USA, N.A. or Nordea Bank Norge ASA (as the case may be) if the cancelled Collateral Letter of Credit is one issued by HSBC Bank USA, N.A. or Nordea Bank Norge ASA and half of the total draw amount upon the undrawn amounts of each of the Collateral Letters of Credit issued by HSBC Bank USA, N.A. and Nordea Bank Norge ASA if the cancelled Collateral Letter of Credit is that issued by DnB NOR Bank ASA. The pro rata drawing requirement pursuant to this Exhibit C shall not apply to a Collateral Letter(s) of Credit which will expire or will be cancelled and Beneficiary may draw 100% of the undrawn amount thereunder at any time during the thirty (30) day period prior to (a) the Date of Expiry or (b) the effective date of cancellation of such Collateral Letter(s) of Credit set forth in the notice of cancellation, as the case may be, unless a new letter of credit that meets the criteria established in Section 20.1 of the Merchant Services Bankcard Agreement has been provided to the Beneficiary prior to such thirty (30) day period.
The institutions providing the Collateral Letters of Credit must continue to meet the criteria established in Section 20.1 of the Merchant Services Bankcard Agreement. Should any of these institutions fail to meet these criteria, then the Collateral Letter of Credit issued by such institution(s) will not qualify towards the reserve requirement and CMS retains the right to obtain substitute collateral.

Acknowledged and agreed:

NCL Corporation Ltd.

By:

Name:

Title:

Date:

Chase Merchant Services, L.L.C.

By:

Name:

Title:

Date:

APPENDIX D
Quarterly Statement of Financial Covenants

TO:	DnB NOR BANK ASA Stranden 21 NO-0021 Oslo Norway Attn: Mr Jon Flovik
We refer to clause 9.24 of the letter of credit facility agreement dated                      2005 (as amended, varied and/or supplemented from time to time) (the “Facility Agreement”) between (among others) you as agent and ourselves as indemnifier. Terms defined in the Facility Agreement shall have the same meanings herein.
We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending           20[     ] for NCL Corporation Ltd. (the “Indemnifier”) and its subsidiaries on a consolidated basis. We also hereby certify that the Indemnifier is in compliance with all the financial covenants set out in clause 9.24 of the Facility Agreement [[and that no Event of Default or Potential Event of Default has occurred and is continuing][an [Event of Default][Potential Event of Default] has occurred and is continuing under clause 10.2.[  ] of the Facility Agreement and the following step[s][is/are] being taken to cure the same: [     ]]].

NCL CORPORATION LTD.

By: [ ] Chief Financial Officer

Dated: 20[ ]

Schedule
Statement of Financial Covenants as of [          ] 20[     ] (in USD’000)

Clause (of
Facility
Agreement)		as of [•]	Required Covenants
9.24.1/	Free Liquidity	A	A>USD50,000,000 (9.24.1)

9.24.2(b)**			A>USD100,000,000 (9.24.2(b))**

9.24.2(a)	Consolidated EBITDA:	B	>1.25:1

	Consolidated Debt Service	C

9.24.3	Total Net Funded Debt:	D	<0.65:1 up to 31 December 2007
<0.60:1 thereafter

	Total Capitalisation	E

Consolidated EBITDA
	Consolidated Net Income (loss)		x
(Deduct)/Add:	(Gain)/Loss on sale of assets or reserves		x
Add:	Consolidated Interest Expense		x
Add:	Depreciation and amortisation of assets		x
Add:	Impairment charges		x
(Deduct)/Add:	Other non-recurring charge (gain)		x
Add:	Deferred income tax expense		x

	Consolidated EBITDA		x		B

Consolidated Debt Service
Principal paid/payable (excluding balloon payments, voluntary
	prepayments/repayments on sale/total loss of an NCLC Fleet vessel)		x
Add:	Consolidated Interest Expense		x
	Distributions		x
	Rent under capitalised leases		x

	Consolidated Debt Service		x		C

Total Net Funded Debt
	Indebtedness for Borrowed Money		x
Add:	Guarantees of non-NCLC Group members’ obligations		x

x

Deduct:	Cash Balance		(x	)

	Total Net Funded Debt		(x	)	D

Clause (of
Facility
Agreement)		as of [•]	Required Covenants
Total Capitalisation
	Total Net Funded Debt		x	D
Add:	Consolidated stockholders’ equity		x

	Total Capitalisation		x	E

For and on behalf of NCL CORPORATION LTD.

[ ]
I, [               ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [     ] 20[     ], in my opinion, is true and correct.

[ ]
Chief Financial Officer
NCL CORPORATION LTD.

Dated: 20[ ]

**	If the Indemnifier has opted to comply with the financial covenant set out in clause 9.24.2(b) of the Facility Agreement for the relevant twelve (12) month period, evidence satisfactory to the Agent of A at all times during the twelve (12) month period shall be provided together with this statement